Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Pooled® Trust of our reports dated December 20, 2021, relating to the financial statements and financial highlights, which appear in Macquarie Emerging Markets Portfolio, Macquarie Emerging Markets Portfolio II, Macquarie Labor Select International Equity Portfolio and Delaware Global Listed Real Assets Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania February 24, 2022